Exhibit 10.2

ACCEPTANCE AGREEMENT FOR
WEBSITE DEVELOPMENT

This Acceptance Agreement for Website Development (this “Agreement”) is made as of January 10, 2007 between Disaboom, Inc., a Colorado corporation (the “Company”), and Diversified Animated Technologies Associates Incorporated, a Colorado Corporation (“DATA”) (collectively the “Parties”). For valuable and adequate consideration, DATA and the Company hereby agree:

1.   Scope of Services.

         (a)        DATA will design and build a website (the “Site”) for the Company as described in the Design Document attached to DATA’s Proposal for Disaboom Web Site Development Agreement (the “Proposal”) attached hereto as Exhibit 1 and as described in the Proposal. DATA shall perform all services necessary to create the Site which meets the standards set forth in the Design Document and Proposal. Such services shall include but are not limited to those more fully described in the Product Description on pages 6-8 of the Proposal. All services shall be performed according to an agreed upon timeline developed by DATA (the “Timeline”) and attached hereto as Exhibit 2. The services described to be performed and Site to be produced under the Design Document, the Proposal, and this Agreement are all part of Phase I of the Site development as described in the Proposal.

         (b)        Legal Relationship. The Parties agree that DATA is providing services for the Company as an independent contractor. DATA is responsible for providing its own materials, processes, tools, and or equipment for use in creation of the Work Product (defined below). DATA shall have control over the means and process by which the Work Product is created. The Company shall have control over the end result of the Work Product as described in the Design Document and Proposal and agreed to by both Parties. The Company has sole and absolute discretion to accept or reject the Work Product at each development benchmark as set by DATA for review of the Work Product progress by the Company.

         (c)        Change Orders and Delay. Written Change Orders, as described on page 4 of the Proposal, will be issued for any additional time or services necessary to complete the Site but unanticipated by the Proposal, including the Product Description, Design Document, and/or Timeline. Change Orders for services requiring additional time and/or expense shall be approved by the Company prior to implementing the services described therein. Notwithstanding the Delay provision on page 10 of the Proposal, DATA will not be compensated for additional time or expense caused by mistake, omission or error otherwise the fault of DATA and/or its agents and employees. DATA shall notify the Company in writing within a reasonable time after discovery of any such mistake, omission or other error setting forth the cause of the error and any anticipated changes to the Timeline.

         (d)        Consent and Acknowledgement. DATA hereby gives it consent to and acknowledges use of the Business Plan (attached hereto as Exhibit 3) by the Company as part of Offering Documents for private placements of funds.

         (e)        Separate Agreement. Any additional or further agreements between the Parties, such as a Site hosting agreement, will be negotiated separately.

2.     Billing and Compensation.

        The Company agrees to pay DATA $280,000 for the services rendered hereunder and as described in the Proposal. The Company will make semimonthly installments of $20,000 on the 15th and last day of each month (the “Due Date”) beginning January 15, 2007 with the final payment of $40,000 due on July 18, 2007. DATA agrees to prepare itemized invoices referencing the Proposal and Timeline for all services performed as of the date of the invoice and noting whether such service or task is complete or ongoing. The Company shall pay all invoices on the Due Date, provided however, the Company shall not be in default of this Agreement if payment is received by DATA within 10 business days of the Due Date. The Due Date for the Company’s payments shall toll if DATA’s progress on the Site does not adhere to the Timeline and any adjustments thereto pursuant to Change Orders. The Company will notify DATA that it is exercising its option to toll the Due Date until DATA has performed the services required to be performed according to the Timeline as of the Due Date. Failure to make timely payment shall not affect the Company’s rights to and ownership in the Work Product. The Company shall possess all rights title and interest to all Work Product for which payment has been made. DATA shall have a security interest in the Work Product until final payment is made. The Company shall give DATA prompt written notice of any invoice amounts it disputes and the Parties shall resolve such dispute by agreement or, if no agreement is forthcoming, the Company may terminate the Agreement pursuant to Section 10(b).

3.     Personnel.

         (a)        DATA shall be fully and solely responsible for the compensation and performance of all of its employees and subcontractors hereunder, and the filing of any and all returns and reports for, and the withholding and payment of, all applicable federal, state and local wage tax, or employment-related taxes, including, but not limited to, income taxes, gross receipt taxes, taxes measured by gross income, Social Security taxes and unemployment taxes for DATA, DATA’s employees and any other agents or subcontractors employed by DATA to perform under this Agreement.

         (b)        DATA warrants that it has enforceable written agreements with all of its employees and subcontractors to be involved in any project under this Agreement (i) assigning to DATA ownership of all patents, copyrights and other proprietary rights created in the course of their employment or engagement, and (ii) obligating such employees or subcontractors not to use or disclose any proprietary rights or information learned or acquired during the course of such employment or engagement, including, without limitation, any Work Product (defined below) hereunder, all DATA Property (defined below) and any other information pursuant to Section 6 hereof, under terms and conditions that are no less stringent than the provisions restricting use and disclosure of Confidential Information in Section 5 of this Agreement.

4.     Acceptance of Services.

        With respect to the Site to be developed pursuant to Exhibit 1, development benchmarks set by DATA shall be set to give the Company a reasonable opportunity to inspect and review the Site throughout the development process. If Company, in good faith, determines that the Site or the progress thereon does not conform to the requirements of this Agreement, DATA shall remedy such deficiencies as Company may identify within ten (10) days of such notification. All

Work Product and the final Site shall be subject to acceptance testing by the Company to verify that it functions as anticipated by the Company and satisfies the requirements set forth in the Design Document, this Agreement and any subsequent Change Orders or other amendments thereto. Any other deliverable under this Agreement shall be subject to acceptance testing by Company to verify that the deliverable satisfies the purpose for which it is intended. If Company in good faith cannot agree with DATA as to the acceptance criteria for an individual deliverable, Company may terminate this Agreement, in the manner provided in Section 10.

5.     Confidential Information Nondisclosure.

        DATA shall hold all Confidential Information of Company in strict confidence and shall in any case protect such Confidential Information with no less diligence than that with which it protects its own confidential or proprietary information. During the term of this Agreement and (a) for two years thereafter, in the case of Proprietary Information, and (b) at all times thereafter, in the case of Trade Secrets, Confidential Information shall not be used or disclosed by DATA (or by any of its subsidiaries or affiliates) except to perform DATA’s obligations under this Agreement or as otherwise permitted under this Agreement. Subject to the provisions of this Agreement, DATA may disclose Confidential Information to only those employees and independent vendors who must have access thereto to accomplish DATA’s obligations under this Agreement. DATA shall take all precautions to insure that the secrecy of Confidential Information is preserved among its employees and shall require its employees and subcontractors to execute written confidentiality agreements as required by Section 3(b) of this Agreement. DATA shall also be responsible for the preservation of the secrecy of Confidential Information during the term of its employees’ and subcontractors’ employment or engagement, as applicable, and after termination thereof. DATA shall mark all Confidential Information placed in tangible form by DATA with a legend prominently referring to its confidential nature and ownership by the Company. The obligations in this Section shall apply during the term of this Agreement and for two years after its termination, except with respect to such obligations for which this Agreement expressly provides that a longer period shall apply.

6.     Property and Proprietary Rights.

        (a)        All work produced by DATA, its employees, or its subcontractors in connection with the provision of services under this Agreement, the Proposal or any Change Order, including, without limitation, all logos, designs, inventions, creations, expressions, improvements, computer programs, specifications, operating instructions and all other documentation, whether or not subject to patent or copyright protection, which are first conceived or made or first actually or constructively reduced to practice during the term of this Agreement or within six (6) months following the expiration or cancellation hereof, whether based in whole or in part on or derived from information supplied by Company, whether preliminary or final, and on whatever media rendered (collectively, the “Work Product”), made in the course of services rendered under this Agreement shall be deemed “work made for hire” with in the meaning of Section 101 of the Federal Copyright Act, and shall be the exclusive property of Company. Company shall have the unlimited right to make, have made, use, copy, display or perform in public, reconstruct, repair, modify, make derivative works, reproduce, publish, distribute and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, as it sees fit. The Company’s rights in the Work Product shall attach at the time of creation. Before providing services under the Proposal or any Change Order, DATA shall identify to Company in writing any technology, information, computer programs or other documentation owned by or licensed to DATA prior to the commencement of such services which will be useful or necessary to the Work Product (“DATA Property”).

         (b)        In consideration of Company’s payment to DATA of amounts specified in the Proposal, this Agreement and any Change Orders under this Agreement, and to the extent that title to any such Work Product may not, by operation of law, vest in Company, or such Work Product may not be considered to be work made for hire, DATA hereby (i) irrevocably transfers and assigns to Company in perpetuity all worldwide right, title and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registration thereof, and all priority rights therein under applicable international conventions for the protection of such rights) in, and ownership of, the Work Product that DATA may have, as and when such rights arise, and (ii) grants to Company an unrestricted, irrevocable, nonexclusive, worldwide, fully paid up, perpetual license, with the right to sublicense, in and to DATA’s proprietary rights to the DATA Property required for use in connection with the Work Product.

         (c)        DATA shall cooperate fully in (i) vesting in Company the ownership of the proprietary rights to the Work Product, and (ii) assisting Company in obtaining patent, copyright or any other intellectual property rights in the Work Product and in maintaining and protecting Company’s proprietary rights, including, without limitation, executing any documents which Company reasonably deems necessary for such purpose.

         (d)        Title to all materials and documentation furnished by the Company to DATA, including, without limitation, system specifications and Site content, shall remain in the Company. DATA shall deliver to Company any and all such Work Product and property, including all copies thereof on whatever media rendered, upon (i) Company’s request, (ii) completion of either of the services to be performed under the Proposal, this Agreement or any Change Order, or (iii) the termination of this Agreement for any reason.

7.     Indemnification.

         (a)        DATA shall defend, indemnify, and hold harmless Company and its affiliated companies and the directors, officers, employees, and agents of each of them, from and against any and all claims, losses, damages, suits, fees, judgments, costs and expenses (including attorneys’ fees) which the Company may suffer or incur arising out of or in connection with (i) injuries to persons (including death) or loss of, or damage to, property, occasioned by negligence, unlawful act, or willful misconduct of DATA, or of DATA’s personnel, subcontractors, or agents, as well as any claim for payment of compensation or salary asserted by any employee, agent or subcontractor of DATA, and (ii) any claim that Company’s use of the Work Product, DATA Property or any portion thereof, excluding content provided by the Company to DATA, infringes or violates any patent, copyright, trade secret, trademark, trade dress or other third party intellectual property right. In the event that the Company is in any way enjoined from using the Work Product or any portion thereof, DATA shall promptly, at its expense (including, but not limited to the payment of any royalties occasioned by the following) either (i) provide to Company noninfringing means of using the Work Product, (ii) redesign the Work Product by means of original development or creation, or (iii) negotiate and procure for Company the right to use the Work Product without restriction.

         (b)        The Company shall defend, indemnify, and hold harmless DATA and its directors, officers, employees, and agents from and against any and all claims, losses, damages, suits, fees, judgments, costs and expenses (including attorneys’ fees) which DATA may suffer or incur arising out of or in connection with (i) injuries to persons (including death) or loss of, or damage to, property, occasioned by negligence, unlawful act, or willful misconduct of Company, or of Company’s personnel, subcontractors, or agents, as well as any claim for payment of compensation or salary asserted by any employee, agent or subcontractor of Company, and (ii) any claim that DATA’s use of the data, records, information or other documentation furnished by the Company to DATA or any portion thereof infringes or violates any patent, copyright, trade secret, trademark, or other third party intellectual property right.

8.    Representations and Warranties.

         (a)        DATA represents and warrants that:
All Work Product produced under this Agreement shall be of original development, all DATA Property shall be of original development or properly licensed by DATA, as the case may be, and all Work Product and DATA Property shall not infringe or violate any patent, copyright, trade secret, trademark, trade dress or other third party intellectual property right, including but not limited to: the front end of the Site shall not infringe the trade dress of any other website, the logo designed by DATA for the Company shall not infringe any other trademark or service mark, the content for the Site and any code or database used in programming developing or running the site shall not infringe any other copyright or trade secret.

         (b)        DATA shall perform all services under this Agreement on a professional best efforts basis in a workmanlike and expeditious manner;

         (c)        The Site will conform to the specifications and requirements set forth in Exhibit 1 and any subsequent amendments thereto;

         (d)        In performing all services under the Proposal and any Change Orders, (i) DATA shall use state-of-the-art Internet technology; and (ii) DATA shall use only state-of-the-art Internet development tools;

         (e)        DATA has full authority to enter into this Agreement;

         (f)        All obligations owed to third parties with respect to the services to be provided by DATA under the Proposal and subsequent Change Orders are or will be fully satisfied by DATA;

         (g)        The Site will not contain any viruses or other disabling devices. DATA will provide support, repair, and maintenance for any design defect in the original design of the Site from the date of delivery to the Company for any errors, malfunctions, glitches, viruses or other problems in the design, function and performance of the Site undiscoverable or unknown at the time of delivery to the Company which become known;

         (h)        DATA will comply with all applicable federal, state, and local laws and regulations in the performance of all services under the Proposal and Change Orders; and

         (i)        The Site as designed and developed will not violate any applicable federal, state, or local law or regulation.

9.     Use of Name and Publicity.

        DATA agrees that it shall not, without the prior written consent of Company in each instance, (i) use in advertising, publicity or otherwise the name of Company, or any partner or employee of Company, nor any trade name, trademark, trade device or simulation thereof owned by Company, or (ii) represent, directly or indirectly, that any product or any service provided by DATA has been approved or endorsed by Company.

10.     Termination.

         (a)        DATA’s failure to materially adhere to the Timeline and/or perform the services described in the Proposal and Change Orders and/or meet the specifications set forth in the Design Document and Change Orders shall constitute default. Failure by the Company to make payment within 30 days of the Due Date, unless such payment is disputed by the Company or tolled by the Company and the Company has given DATA notice of such, may be grounds for default. DATA’s remedy shall be termination of this Agreement by providing written notice 30 days prior to the Company of DATA’s intent to terminate. If the Company cures by making payment on all outstanding invoices due and owing as of the date the cure payment is made to DATA and such payment is made during the 30 days set forth in the notice of intent to terminate, then DATA may not terminate this Agreement. If the Company fails to cure, DATA may terminate this agreement and must cease all work on the Site and turn over to the Company all Work Product for which payment has been made.

         (b)        Company shall have the right to immediately terminate this Agreement whether or not DATA is in default. DATA shall be entitled to payment under Section 2 hereof with respect to provable charges incurred up to the effective date of the termination, provided that DATA agrees to stop all work to the extent specified in the notice, incur no further expenses beyond those authorized in such notice and complete performance of such work that has not been terminated. DATA shall forward to Company all completed or uncompleted Work Product, documentation and deliverables following receipt of final payment as of the effective date of termination.

         (c)        Upon receipt of the notice of termination or partial termination specified in Section 10(b), DATA shall submit to Company DATA’s invoice for amounts due in accordance with Section 2 hereof within two (2) weeks of the effective date of termination. Failure to submit such an invoice within the time allowed shall relieve Company from paying any amount beyond that which Company may verify from its records as due and payable and such determination shall be final. Payment of all amounts due shall be effected in accordance with Section 2.

         (d)        DATA hereby waives any and all claims for additional compensation or charges (including any claim for lost profits) as a result of any termination, and DATA hereby agrees that its sole remedy should be to receive compensation in accordance with Section 10(c) hereof or to enforce its security interest in the Work Product if it does not receive compensation.

         (e)        Notwithstanding anything to the contrary contained in this Agreement, if DATA breaches any term or condition of this Agreement, Company may at its option exercise any one or more of the following remedies:

(i)	terminate this Agreement, effective immediately upon written notice to DATA;
(ii)	withhold any further payments otherwise due to DATA hereunder; or
(iii)	exercise any other rights and remedies available at law or in equity.

         (f)        Upon termination or expiration of this Agreement for any reason, or at any earlier time upon the demand of Company, DATA shall, without cost to Company, return to Company, in an orderly and expeditious manner, all data, records, documentation, and other property belonging to Company, including, but not limited to, Work Product, then in the possession of DATA, including copies, extracts, summaries and portions thereof, on whatever media rendered, subject to DATA’s right to withhold delivery pursuant to Section 10(b). In the event of any termination pursuant to this Section 10, Company may at its option complete any and all work as to which this Agreement is terminated at Company’s sole option by or through its own resources or third party vendors.

         (g)        Any termination notice issued under Section 10(e) for DATA’s breach of the terms of this Agreement, shall, in the event such breach is deemed not to have occurred, be the same as if given pursuant to Section 10(a).

11.     Notices.   Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)	If to the Company, to:

J. W. Roth
President
15975 Winding Trail Rd.
Colorado Springs, CO 80908
Phone:     (719) 495-7136
Fax:

(b)	If to DATA, to:

Janis Fairchild
President
1777 South Bellaire Street
Suite G-Zero
Denver, CO 80222
Phone:     (303) 708-9708
Fax:    (303) 708-8709

12.     Miscellaneous.

         (a)        Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the Parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the Parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.

         (b)        Entire Agreement.   This Agreement and all other agreements and documents referred herein constitutes the entire agreement between the Company and DATA. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated Agreement.

         (c)        Severability.   If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

         (d)        Assignment Prohibited.   No assignment of this Agreement shall be made without the prior written consent of the other party.

         (e)        Amendments.   Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

         (f)        Governing Law and Jurisdiction.   This Agreement shall be deemed to have been made in the State of Colorado and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of Colorado, without regard to the conflicts of laws rules of such jurisdiction. Any action or claim arising from or related to this Agreement in any way shall be brought in the district courts of the State of Colorado or the U.S. District Court of Colorado. All objections to jurisdiction and venue are hereby specifically waived.

[this space intentionally left blank]

This Agreement is entered herein by the parties on the date set forth above.

DISABOOM, INC. /s/ J. W. Roth By: J. W. Roth Title: President DIVERSIFIED ANIMATED TECHNOLOGIES ASSOCIATES INCORPORATED /s/ Janis Fairchild By: Janis Fairchild Title: President

Attachments

Exhibit 1     DATA's Proposal for Disaboom Web Site Development Agreement with attached Design Document

Exhibit 2     Timelines

Exhibit 3     Business Plan